Exhibit 99.1

GuideWell Finalizes Acquisition of Triple-S to Drive Health Care Affordability and Improve Health Outcomes in Florida and Puerto Rico

Leverages Blue Cross and Blue Shield Plans’ Complementary Strengths and Shared Commitment to Help People and Communities Achieve Better Health and to Lead in Healthcare Transformation

Accelerates the Launch of Best-in-Class Culturally Relevant Offerings in Florida and Puerto Rico and Enhances Affordability

GuideWell commits $1.25 million in donations to Hispanic nonprofits in Orlando and Puerto Rico

JACKSONVILLE, Fla. and SAN JUAN, Puerto Rico – Feb. 1, 2022 - GuideWell Mutual Holding Corporation (“GuideWell”), parent of Blue Cross and Blue Shield of Florida, Inc. (“Florida Blue”), has closed on its acquisition of Triple-S Management Corporation (NYSE: GTS) (“Triple-S”), a leading health care services company in Puerto Rico, the companies announced today. GuideWell acquired all outstanding shares of Triple-S Management common stock for $36.00 per share in cash.

With the completion of the transaction, Triple-S is now a wholly-owned subsidiary of GuideWell and will continue to operate under the Triple-S brand. Triple-S Management's providers, members and community partners will continue working with the Triple-S Management staff. Combined, the companies now serve more than 46 million people in 45 states and Puerto Rico.

The transaction brings together two mission-driven, community-focused companies that will be well equipped to improve health outcomes, affordability, access and equity in both Florida and Puerto Rico.

To mark the combination, GuideWell also announced that it is donating $1 million to the Triple-S Foundation, which will be distributed to organizations that support the health and well-being of Puerto Ricans with a focus on addressing food insecurity and social isolation among vulnerable populations. Additionally, Florida Blue will make a $250,000 donation to the Hispanic Federation of Orlando, a nonprofit viewed as a trusted voice by the Puerto Rican community that serves as a one-stop assistance center.

“With the acquisition of Triple-S, we expect to combine their team’s knowledge and expertise with our own to enhance access, quality, and the affordability of health care for the stakeholders of both companies,” said GuideWell and Florida Blue President and CEO Pat Geraghty. “The combination will result in a well-diversified industry leader, strongly positioned to compete effectively, and invest substantially to accelerate our strategies and drive improved health outcomes for the benefit of our diverse populations.”

“We come together to build on our respective strengths to remove barriers and better serve our communities. We look forward to the many possibilities of advancing health in Puerto Rico, Florida and beyond,” said Roberto Garcia-Rodriguez, CEO and President of Triple-S Management.

About GuideWell

GuideWell Mutual Holding Corporation (GuideWell) is a not-for-profit mutual holding company and the parent to a family of forward-thinking companies focused on transforming health care. The GuideWell organization includes Florida Blue, the leading health insurance company in Florida; Triple-S Management, a leading health care services company in Puerto Rico; GuideWell Health, a portfolio of clinical delivery organizations; GuideWell Venture Group, a portfolio of companies including Onlife Health and PopHealthCare focused on creating human-first and innovative health solutions for health plans; GuideWell Source, a provider of administrative services to state and federal health care programs; and WebTPA, a market leading administrator of self-funded employer health plans. In total, GuideWell and its affiliated companies serve more than 46 million people in 45 states, Puerto Rico and the U.S. Virgin Islands. For more information, visit www.guidewell.com.

About Florida Blue

Florida Blue, Florida’s Blue Cross and Blue Shield company, has been providing health insurance to residents of Florida for more than 75 years. Driven by its mission of helping people and communities achieve better health, the company serves more than 5 million health care members across the state. Headquartered in Jacksonville, Fla., it is an independent licensee of the Blue Cross and Blue Shield Association.

About Triple-S Management Corporation

Triple-S Management, a health services company, serves more than 1 million customers in Puerto Rico, which represents nearly one-third of the island’s population. With over 60 years of experience, it is the premier insurance and managed care brand, with the largest customer base and broadest provider networks on the island. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, Costa Rica, the British Virgin Islands and Anguilla, and offers a broad portfolio of managed care and related products in the commercial, Medicare Advantage and Medicaid segments. Triple-S Management is also a well-known brand in the life insurance and property and casualty insurance segments in Puerto Rico, with strong customer relationships and a significant market share. For more information about Triple-S Management, visit www.triplesmanagement.com.

GuideWell Contacts
Thurman Justice
EVP and Chief Financial Officer
(904) 905-5085

Farley Kern
Chief Communications Officer
Farley.Kern@bcbsfl.com
(312) 213-9811

Toni Woods
Director of Public Relations
Toni.Woods@bcbsfl.com
(904) 905-3153

Triple-S Management Contacts
Victor J. Haddock-Morales
EVP and Chief Financial Officer
(787) 749-4949

Garrett Edson
ICR
(787) 792-6488